UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HOPCRAFT, LAWRENCE J
   17325 EUCLID AVENUE
   CLEVELAND, OH  44112
   USA
2. Issuer Name and Ticker or Trading Symbol
   PARKER-HANNIFIN CORPORATION
   PH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December 31, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common                     |      |    | |                  |   |           |8,797.904(1)(6)    |I     |(1)                        |
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Common                     |8/18/9|F   | |292(2)            |D  |$62.8125   |20,023(6)          |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common                     |12/15/|S   | |3,500             |D  |$45.125    |20,023(6)          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common                     |12/15/|S   | |1,200             |D  |$45.00     |20,023(6)          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common                     |12/15/|S   | |600               |D  |$44.875    |20,023(6)          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common                     |12/15/|S   | |3,200             |D  |$44.625    |20,023(6)          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common                     |12/30/|G   | |288               |D  |           |20,023(6)          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common                     |8/19/9|A(3)| |3,518             |A  |           |20,023(6)          |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |10/29/|A(3)| |4,657             |A  |           |20,023(6)          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option to buy         |$43.0420|8/13/|A   | |7,605(6)   |A  |8/13/|8/12/|Common stock|7,605(6|(4)    |7,605(5)(6) |D  |            |
                      |(6)     |97   |    | |           |   |98   |07   |            |)      |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) As of September 30, 1997, the most recent date for which information is available.
(2) Surrender of shares to satisfy withholding taxes upon vesting of previously issued restricted stock in a transaction exempt under Rule
16b-3.
(3) Award of restricted stock under the Corporation's 1993 Stock Incentive Program in a transaction exempt under Rule 16b-3.
(4) Granted under the Corporation's Stock Option Plan in a transaction exempt under Section 16b-3.
(5) Mr. Hopcraft also owns 41,100 additional options which were granted pursuant to the Corporation's Employee Stock Option Plans, at various exercise prices and expiration dates as previously reported.
(6) Reflects 3-shares-for-2 common stock split paid on September 5, 1997.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
January 9, 1998